UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified In Its Charter)

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January 19, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. that will be held on Monday, March 5, 2012, at 8:30 a.m. Pacific Standard Time at the Company’s Headquarters, 3140 East Coronado Street, Anaheim, California 92806.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of the Company’s 2011 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Philippe Lemaitre
Chairman of the Board

MULTI-FINELINE ELECTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 5, 2012

To the Stockholders of Multi-Fineline Electronix, Inc.:

The Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), will be held at 3140 East Coronado Street, Anaheim, California 92806 on Monday, March 5, 2012, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1. To elect three Class II directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3. To consider a non-binding advisory vote to approve the compensation of the Company’s named executive officers disclosed in this proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on January 9, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 3140 East Coronado Street, Anaheim, California 92806, for ten days before the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Christine Besnard
Executive Vice President, General Counsel and Secretary

January 19, 2012

i

ii

MULTI-FINELINE ELECTRONIX, INC.

3140 EAST CORONADO STREET

ANAHEIM, CALIFORNIA 92806

(714) 238-1488

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Multi-Fineline Electronix, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at 3140 East Coronado Street, Anaheim, California 92806 on Monday, March 5, 2012, at 8:30 a.m. Pacific Standard Time, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 26, 2012.

Who Can Vote

Stockholders of record at the close of business on January 9, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 23,756,817 shares of common stock, $0.0001 par value per share (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of our outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record of those shares and this Proxy Statement has been mailed to you by us. You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the three nominees for Class II director listed in this Proxy Statement, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the advisory vote on our executive compensation.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement from your bank, broker, or other stockholder of record, or you may need to contact your broker, bank or other stockholder of record to determine how to vote your shares.

Revocation of Proxies

Stockholders can revoke their proxies at any time before their shares are voted at the Annual Meeting in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Householding of Proxy Materials

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to us, Attn: Investor Relations Department, 3140 East Coronado Street, Anaheim, California 92806, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm. We will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to us, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Required Vote

Directors are elected by a plurality vote. The three nominees for Class II director who receive the most votes cast in their favor will be elected to serve as directors. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals; however, advisory votes on executive compensation are not binding on the Company. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has received the requisite vote. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters but is prohibited from voting on other matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and advisory votes on executive compensation. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 5, 2012

Copies of this Proxy Statement and the Company’s 2011 Annual Report to stockholders are also available online at www.mflex.com\proxymaterials

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board’s members are divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2014;

•	Class II, whose term will expire at the Annual Meeting; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2013.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has recommended, and the Board (including a majority of the independent directors on the Board) has designated, Philippe Lemaitre, Donald K. Schwanz, and See Meng Wong to be elected at the Annual Meeting.

If elected at the Annual Meeting, each Class II director will hold office until the annual meeting of stockholders in 2015 and until their successors are duly elected and qualified unless they resign or are removed. Mr. Lemaitre and Mr. Schwanz are considered “independent” as defined by the applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”) and SEC rules. Our Board has determined that Mr. Wong shall not be considered independent. For a further discussion, please see the section entitled “Director Independence” below.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Director Nominations and Board Diversity

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience and skills, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to us and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. There are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess. The Nominating Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy. Rather, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The goal of the Nominating Committee is to assemble a Board that brings to us a variety of skills derived from high quality businesses and professional experience. The Nominating Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of Nasdaq and the SEC. The Nominating Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at our principal executive offices, addressed to the attention of our Secretary, not less than 90 days nor more than 120 days in advance of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by our Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Kheng-Joo Khaw	63	Class I director
Philippe Lemaitre	62	Class II director, Chairman of the Board and nominee for re-election as Class II director
Linda Yuen-Ching Lim, Ph.D.	61	Class I director
Reza Meshgin	48	Class III director, President and Chief Executive Officer
Donald K. Schwanz	67	Class II director and nominee for re-election as Class II director
Choon Seng Tan	59	Class III director
See Meng Wong	63	Class II Director and nominee for re-election as Class II director
Sam Yau	63	Class I director

Kheng-Joo Khaw has served on the Board since March 2011. Currently, Mr. Khaw is serving as Interim Chief Operating Officer of Razer Pte Ltd., which develops, manufactures and markets cutting-edge gaming peripherals. Previously, Mr. Khaw was Chief Executive Officer of MediaRing, Ltd. from 2002 to 2009 and was also a member of its Board of Directors during that time. From 2000 to 2001, Mr. Khaw was President of Omni Electronics, a wholly owned subsidiary of the Singapore Exchange Limited Main Board-listed Omni Industries, Ltd, one of the largest electronic contract manufacturers in Asia before it was acquired by Celestica, Inc. in 2001. After the acquisition, Mr. Khaw served as Senior Vice President at Celestica, Inc. until 2002. Prior to Omni Electronics, Mr. Khaw spent 26 years at Hewlett-Packard from 1973 until 1999. Mr. Khaw previously served on the board of directors of Singapore Airport Terminal Service Ltd. (SATS), Total Automation, Ltd., Amtek Engineering, Ltd., and Senoko Power. Mr. Khaw holds an M.B.A. from Santa Clara University, California and a Bachelor of Science in Electronic and Computer Engineering from Oregon State University. Mr. Khaw brings extensive experience in both technology and manufacturing operations to the Board, including leading Hewlett Packard’s effort to start manufacturing in China and pioneering the smartphone category. Mr. Khaw’s experience as the CEO and President of two publicly listed, Asia-based companies also provides insight into geographic regions and economic markets where the Company operates.

Philippe Lemaitre has served on the Board since March 2009, and has been Chairman of the Board since March 2011. Since September 2007, Mr. Lemaitre has served as a director of Nasdaq-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries’ board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley. Mr. Lemaitre’s experience as a director, including serving as committee and board chairman of other public companies, has provided him with leadership skills and industry expertise that he now brings to our Board. Having served on several different board committees at other organizations, Mr. Lemaitre has a broad background in management nuances, including experience selecting directors and working with finance departments and outside auditors.

Linda Y.C. Lim, Ph.D., has served on the Board since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2009. She is a member of the executive committees of the University’s Center for International Business Education and Research, Center for Chinese Studies and Center for Southeast Asian Studies. She has also served as Associate Director of the University’s International Institute and as a trustee of the non-profit Asia Society in New York, and is a board member of the Knight-Wallace Journalism Fellows at the University. Dr. Lim teaches M.B.A courses and executive education sessions on The World Economy and Business in Asia. Dr. Lim has consulted for many organizations, including various U.S. companies, private think-tanks, United Nations agencies and the Organisation for Economic Cooperation and Development. From January 1998 to August 2006, Dr. Lim was a director of Woodhead Industries. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. in economics from Yale University and a Ph.D. in economics from the University of Michigan. Dr. Lim brings to the Board expertise in global macroeconomics and international relations, as well as strategic expertise, with more than 25 years of experience as a professor in those areas. Particularly, Dr. Lim has spent significant time teaching and researching in Asian studies, giving her specific knowledge of Asian economic and business environments. Her experience as a consultant to U.S. multinational companies further broadens her international business perspective.

Reza Meshgin joined us in June 1989, assumed his current position as our President and Chief Executive Officer in March 2008 and was elected to the Board of Directors in April 2008. Prior to his current role, Mr. Meshgin served as our President and Chief Operating Officer from January 2003 through February 2008, was Vice President and General Manager from May 2002 through December 2003, and prior to that time was our Engineering Supervisor, Application Engineering Manager, and Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in Electrical Engineering from Wichita State University and an M.B.A. from University of California at Irvine. Mr. Meshgin has served more than 20 years with the Company in multiple managerial roles, providing him with significant institutional knowledge and technical expertise. As our Chief Executive Officer, Mr. Meshgin brings to the Board significant senior leadership, as well as industry and global experience. Mr. Meshgin has been instrumental in our major expansion of our overseas manufacturing capacity and in our strategic initiative of diversifying our customer base.

Donald K. Schwanz has served on the Board since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ President and Chief Executive Officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as President of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was President of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its Finance Committee and Compensation and Human Resources Committee. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968. Mr. Schwanz has significant executive experience with the strategic, financial and operational requirements of large manufacturing-oriented organizations, and brings to the Board senior leadership and electronics industry and financial experience. Mr. Schwanz’s experience as a member of various boards, including his work on a variety of board committees, has provided him with a broad business perspective and extensive experience on compensation matters.

Choon Seng Tan has served on the Board since January 2005. Since December 2004, Mr. Tan has served as Chief Executive Officer and as a director of WBL Corporation. Mr. Tan served as the Vice President (Customer Solutions Group) and Managing Director, South East Asia of Hewlett-Packard Singapore, an IT product and services company, from June 2002 through November 2004. From 1997 through 2002, Mr. Tan served in various senior management roles with Compaq, including Vice President and Managing Director of Compaq Computer Asia and Corporate VP, Director and Director of Finance and Strategic Planning for Compaq Computers Asia Pacific. Mr. Tan held various management positions at Hewlett-Packard Far East Ltd. from 1989 through 1996, including Director-Finance and Human Resources and Chief Financial Officer, Singapore. Mr. Tan holds a B.A.C.C. from the University of Singapore. Mr. Tan brings senior management and leadership experience to the Board, having serving in executive roles with two global industry giants, Hewlett-Packard and Compaq.

Specifically, Mr. Tan’s experience with those companies’ Asian divisions and his experience as the CEO of a company with extensive operations in China provides him with significant international expertise, and his finance background enables him to provide an important perspective on our financial matters.

See Meng Wong has served on the Board since May 2011. Mr. Wong has had a long and distinguished career primarily in the banking and financial services industries. During his career, he has served on the board of directors of nearly a dozen Asia-based companies. He currently runs a consulting practice focused on providing training on banking and finance matters for senior management from various Chinese banks. From 2003 to 2007, he was the managing director of ORIX Leasing Singapore Ltd. Prior to this, Mr. Wong was the general manager of Raffles Medical Group (Hong Kong) between 2001 and 2002 and the business development manager of Sino Land Group (Hong Kong) between 2002 and 2003. From 1987 to 2001, he was employed by the Development Bank of Singapore Ltd., where he held a number of senior level positions with increasing responsibility within the Bank. Mr. Wong brings extensive experience in successfully serving public companies in senior leadership roles to our Board. Mr. Wong graduated from the University of Singapore (now known as the National University of Singapore) with a degree in business administration with honors in 1971 and was admitted as Associate of the Chartered Institute of Management Accountants (U.K.) in 1983. He also holds the membership of the Singapore Institute of Directors and the Singapore Institute of Management.

Sam Yau has served on the Board since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau currently serves as the lead director on the board of directors of Nasdaq-listed SRS Labs, Inc., a provider of audio and voice technology solutions. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County, California. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago. Mr. Yau brings expertise in corporate leadership and financial management to the Board, having served in executive roles with several large corporations. Mr. Yau has significant global experience in advising growth-focused companies with respect to strategic direction and corporate governance. Mr. Yau’s experience as a director of SRS Labs, Inc. also provides valuable cross-border experience.

Director Independence

A majority of the Board must qualify as “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of Nasdaq. The Board has determined that Messrs. Khaw, Lemaitre, Schwanz and Yau and Dr. Lim qualify as independent directors. The Board has also determined that each director who serves on the Audit Committee, the Nominating Committee and the Compensation Committee is “independent,” as that term is defined by applicable listing standards of Nasdaq and the SEC rules, with the exception of Mr. Wong who currently serves on both the Nominating Committee and the Compensation Committee. In addition, Mr. Tan served on our Nominating Committee during parts of 2011. Mr. Tan is not deemed independent under the applicable rules because he serves as Chief Executive Officer of WBL Corporation, whose subsidiaries in turn own a majority of our outstanding Common Stock. The Board has decided to treat Mr. Wong as not independent due to his long-standing personal relationship with WBL Corporation’s employees. However, in accordance with Nasdaq rules, the Board has determined that due to the majority stockholder position of the WBL Corporation entities, that it is a reasonable request of WBL Corporation to have had Mr. Tan, and to currently have Mr. Wong, serve as a member of certain of our committees. Each member of the Compensation Committee qualifies as a non-employee director.

Board Leadership Structure

The Board provides oversight of management and holds it accountable for performance. The Board has determined that in the current environment and Company situation this responsibility is best served when the Board functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, given the depth of experience held by the Company’s current directors, the Board has determined that the position of Chairman should be distinct from the position of Chief Executive Officer at this time in order to best provide the Board with independent leadership. This policy has been in effect since March 2008, when Mr. Meshgin was promoted to the position of Chief Executive Officer. Our current Chairman of the Board, Mr. Lemaitre, has never been employed by the Company. In addition to the above, we believe that this structure is appropriate for us as a non-executive Chairman can objectively assist the Board in reaching consensus on particular policies and strategic actions and the separation improves risk oversight and corporate governance by reducing the potential for excessive power in a single individual.

Board’s Role in Risk Oversight

The Board as a whole is responsible for risk oversight. In this area, our senior management team, headed by our Treasurer, performs an annual enterprise risk survey to identify risks in the strategic, operational, financial reporting and compliance domains for us; evaluates the effectiveness of existing mitigation strategies; plans additional mitigation activities deemed appropriate; and reports to the Board at least annually. The Board discusses such report and advises the senior management team on our risks and risk mitigation activities. In addition, certain areas of risk oversight are delegated to relevant Board committees. The committees report to the entire Board, and the full Board regularly reviews reports from management and the committees on various aspects of our business as it relates to risk and strategies for addressing those risks.

The Audit Committee has oversight responsibilities regarding risk related to our financial statements and auditing, accounting and related reporting processes, and systems of internal controls regarding finance, accounting, financial reporting, and business practices. In addition, the Audit Committee has oversight over any material financial risks as designated by management or the independent auditors.

The Compensation Committee has oversight regarding the effect of compensation policies and structure on our risk profile. In addition, the Compensation Committee oversees and advises the Board on risks related to executive officer and director compensation as well as incentive, equity-based, and other compensatory plans.

The Nominating Committee oversees risks related to the leadership structure of the Board and our corporate governance. This includes risks related to the process for nominating directors, the functioning and effectiveness of the Board, the performance of our CEO, and the Company and CEO’s development plans for senior management.

Board Meetings and Committees; Annual Meeting Attendance

The Board held six meetings during the fiscal year ended September 30, 2011. In fiscal year 2011, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of its stockholders. In 2011, all of the directors then serving on the Board attended the annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has approved a charter for each of these committees that can be found on our website at www.mflex.com.

Audit Committee

Number of Members:	Four

Members:	Mr. Khaw
Mr. Lemaitre (Chair)
Mr. Schwanz
Mr. Yau

Number of Meetings:	Six

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Each of Mr. Lemaitre and Mr. Yau have been designated by our Board as audit committee financial experts as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Five

Members:	Mr. Khaw
Dr. Lim
Mr. Schwanz (Chair)
Mr. Wong*
Mr. Yau

Number of Meetings:	Five

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans.

*Mr. Wong was appointed to the Compensation Committee in May 2011.

Nominating and Corporate Governance Committee

Number of Members:	Four

Members:	Mr. Lemaitre
Dr. Lim (Chair)
Mr. Wong*
Mr. Yau

Number of Meetings:	Two

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

*Mr. Wong was appointed to the Nominating and Corporate Governance Committee in December 2011.

Required Vote

The three Class II nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. A proxy cannot be voted for a greater number of persons than three.

The Board recommends a vote “FOR” election as director of the Class II nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012. PricewaterhouseCoopers LLP has audited our financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal years 2011 and 2010 and fees billed for other non-audit services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended September 30,
	2011	2010
Audit Fees(1)	$957,382	$1,509,675
Tax Fees(2)	546,144	318,956

Total	$1,503,526	$1,828,631

(1)	Audit fees consisted of fees paid for the annual integrated audit, selected statutory audits and quarterly reviews.
(2)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services were $77,204 and $77,205 for the years ended September 30, 2011 and 2010, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters were $468,940 and $241,751 for the years ended September 30, 2011 and 2010, respectively.

Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of Nasdaq or SEC rules. In assessing whether to approve use of our principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by our principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Lemaitre, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Lemaitre, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for us by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Lemaitre reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During the fiscal years ended September 30, 2011 and 2010, all audit and non-audit services performed by our principal independent registered public accounting firm were approved in advance by the Audit Committee or by Mr. Lemaitre on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The Board recommends a vote “FOR” ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3:

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

In conjunction with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, as well as long-term, strategic goals and the creation of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 13 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

Our guiding compensation philosophy is that the compensation of our executive officers should encourage the achievement of strategic corporate objectives that, over time, create sustainable stockholder value. It is the Compensation Committee’s philosophy to align the interests of our executive officers and stockholders by integrating the executives’ compensation opportunities with our annual and long-term corporate strategic and financial objectives. The Compensation Committee bases its executive compensation actions and decisions on the following core principles:

•

Compensation should be closely linked to our financial and operational performance, with total compensation targeted around the 50th percentile of the competitive market and targeted incentive pay structured to pay above or below target based upon actual performance;

•	Health and welfare benefits should be competitive with other similarly sized companies in our industry, but perquisites should be minimal and constitute a nominal portion of total compensation; and

•	Compensation should be reflective of competitive market and industry practices, and balance our need for talent with the need to maintain reasonable compensation costs.

More specifically, we have put these principles into effect with the following:

•

Named executive officer compensation is generally delivered through four principal components: (1) base salary, (2) short-term, performance-based incentive compensation (cash bonus), (3) long-term incentive compensation, consisting of both time-based equity awards (restricted stock units, or “RSUs,” and stock appreciation rights or “SARs”) and performance-based equity awards, and (4) perquisites and other benefits, consisting primarily of insurance and auto and financial planning allowances, and generally representing less than 5% of target compensation (with the exception of Mr. Jin who receives additional housing and auto allowances in connection with his expatriate status in China);

•	Incentive-based pay represents more than 60% of our named executive officers’ targeted total direct compensation, and over 75% of our chief executive officer’s targeted total direct compensation; and

•	More than 45% of our named executive officers’ total direct compensation is made in the form of equity awards.

Our Compensation Committee believes in using best practices in corporate governance and executive compensation and accordingly:

•	We do not have employment agreements with any of our named executive officers;

•	We do not have any guaranteed pension or supplemental retirement benefits;

•	We do not provide any tax gross-up payments with respect to any payment made, or benefit for, our named executive officers;

•	We require our executive officers and directors to maintain certain stock ownership levels;

•	We do not reprice options and our 2004 Stock Incentive Plan, as amended from time to time (the “2004 Plan”) requires stockholder approval before any repricing could occur;

•	We do not allow executives to hedge their company stock holdings; and

•

We have adopted a compensation recovery policy that allows us to require executives to reimburse the Company for the difference between any performance-based award paid to the executive based on achievement of financial results that are subsequently restated, and the amount the executive would have earned under the plan based on the restated financial results.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting

of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” this proposal.

The following pages contain a report issued by the Compensation Committee relating to executive compensation for 2011 and 2012 and a report issued by the Audit Committee relating to its review of our accounting, auditing and financial reporting practices. Stockholders should be aware that under SEC rules, the Compensation Committee Report and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter adopted by our Board on April 12, 2004, and most recently amended on December 10, 2010. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Kheng-Joo Khaw, Linda Lim, Ph.D., Donald Schwanz (Chair), See Meng Wong and Sam Yau, each of whom is a non-employee director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, each of Dr. Lim and Messrs. Khaw, Schwanz and Yau meets the independence standards established by Nasdaq. As discussed above on page 7, the Board has determined not to treat Mr. Wong as an independent director.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC’s compensation disclosure rules with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Kheng-Joo Khaw

Linda Lim, Ph.D.

Donald Schwanz (Chairman)

See Meng Wong

Sam Yau

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our chief executive officer, or “CEO,” and chief financial officer, or “CFO,” in fiscal year 2011, as well as our three other executive officers employed at the end of fiscal year 2011, all of whom we refer to collectively as our named executive officers or NEOs. Our named executive officers for fiscal year 2011 were:

•	Reza Meshgin, President and Chief Executive Officer;

•	Tom Liguori, Executive Vice President and Chief Financial Officer;

•	Christine Besnard, Executive Vice President, General Counsel and Secretary;

•	Lance Jin, Executive Vice President and Managing Director, China; and

•	Thomas Lee, Executive Vice President of Operations – Program Management.

Executive Summary

Our executive compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our “pay-for-performance” philosophy, the total compensation received by our named executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation, long-term incentive awards and minimal perquisites and other benefits.

Our Compensation Committee believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance elements, such as annual performance-based incentive bonus plans and long-term equity compensation. As a result, our NEO’s compensation is significantly correlated, both upward and downward, to our financial performance. The Compensation Committee further believes that executive compensation packages provided to our executives should include both cash and share-based compensation and incentives. The use of share-based compensation more directly ties executive compensation and long-term wealth generation for executives to the results and benefits received by stockholders.

Beginning in fiscal year 2010, and consistent with our pay-for-performance philosophy, our Compensation Committee revised our compensation practices to introduce performance-based RSUs (“PRSUs”) as part of our long-term incentive awards program. Generally, these PRSUs measure performance over three years using multiple performance goals. In the fiscal year 2011 award, these performance goals included net income as a percentage of revenue, revenue, relative total shareholder return and return on invested capital, or ROIC, and in the fiscal year 2012 award, performance goals include revenue, net income, ROIC and customer diversification goals.

In furtherance of our pay-for-performance philosophy, in fiscal year 2010 the Compensation Committee commissioned a pay-for-performance study by its compensation consultant, Compensia, in preparation for setting fiscal year 2011 compensation. This study compared the compensation of our named executive officers over the then-three most recently completed fiscal years to the executive compensation of our U.S.-based peer companies. This study found that:

•

when taking into account total shareholder return, sales growth, net income growth and return-on-equity (collectively, the metric ratings), our composite corporate performance was consistently in the top quartile over all three years;

•	total realized direct executive compensation for our fiscal year 2009 was strongly aligned with our corporate performance; and

•

our two year realized total direct compensation was moderately aligned with Company performance for our CEO (with compensation being at the 72nd percentile and Company performance at the 100th percentile), but with less alignment among our other executives (with other executives being paid at the 53rd percentile and performance being at the 100th percentile).

The Compensation Committee commissioned a similar study from Compensia in fiscal year 2011, in preparation for setting fiscal year 2012 compensation. Again the study compared the compensation of our named executive officers over the then-three most recently completed fiscal years to the executive compensation of our U.S.-based peer companies. From this study, we found that our total realized direct executive compensation for 2010 was strongly aligned with corporate performance. However, similar to the prior year’s study, the 2011 study found that we had only moderate alignment for the period covering 2010 to 2009 and less alignment for the period covering 2010 to 2008, which was as a result of moderate/high corporate performance for those periods as compared to our peers, with lower total direct compensation than our peers, as illustrated below:

Realized TDC is the sum of base salary, annual incentives and the increase in the value of equity underlying the awards held by the NEOs. “Other NEOs” include Messrs. Jin and Lee and Ms. Besnard for MFLEX and the average for NEOs other than the CEO and CFO for peers. A CFO comparison was not included for the three year period since Mr. Liguori was a new hire in 2008.

In addition to these studies, the Compensation Committee commissioned competitive market analyses from Compensia in both 2010 and 2011, comparing the compensation of our named executive officers to that of the executives at our peer group and published survey data. Highlights of these studies found:

Element	Our Practice
Base Salary

•    Base salaries for our NEOs are generally between the 25th percentile and market median, with the 2010 study finding base salaries for three executives at the 25th percentile but trending up in the 2011 study

Target Total Cash Compensation

•    Target bonus percentages were generally competitive, but when combined with salaries, target total cash compensation was generally between the 25th percentile and the median in the 2010 study and, on average about the 40th percentile in the 2011 study

Long-Term Compensation

•    Fiscal year 2010 equity award grant values were below the median for the CEO, but between the 45th to 60th percentile for the other executives

•    Both studies found we deliver a greater portion of long-term incentive award values in performance shares (~50%) than most of our peers (~25%)

Mix of Pay	• Our mix of pay was more heavily weighted towards equity compensation than the companies in the 2010 study, but aligned with peer practices in the 2011 study

Despite a challenging economic environment, we delivered strong financial results in fiscal years 2011 and 2010, as reflected in the table set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on November 14, 2011 for a more detailed description of our fiscal year 2011 financial results.

	Fiscal Years Ended September 30,
	2011	2010
	(in millions, except ROIC and CCC)
Net revenue (as reported)	$831.6	$791.3
Net income (as reported)	$37.9	$29.8
Net income (as adjusted(1))	$40.8	$36.3
Return on invested capital (“ROIC”) (as adjusted(1))	—	15.9%
Cash Conversion Cycle (“CCC”)	34.8	—

(1)	Our Compensation Committee sets performance goals for our cash-based annual incentive plan each year. In fiscal year 2010, the corporate performance goals were based on net revenue, net income and ROIC and in fiscal year 2011, the corporate performance goals were based on net revenue, net income and cash conversion cycle. According to the plan documents, certain items (whether positive or negative) are excluded from calculation of the metrics in determining the attainment of the performance goals. As explained further below, in fiscal year 2011, the Compensation Committee used its negative discretion to include certain items that would have otherwise been excluded per the plan documents, which had the effect of reducing the cash-based incentive pay made to our executives for the year. The Compensation Committee made a similar determination in fiscal year 2010.

Our corporate performance was a key factor in our executive compensation actions and decisions for fiscal year 2011:

•

Net revenue, net income and CCC, adjusted to exclude items discussed in more detail below, were the key metrics for annual incentive awards in fiscal year 2011. Although we delivered strong financial results in fiscal year 2011, performance with respect to each of net revenue, net income and CCC was below target, resulting in annual incentive awards below target for our named executive officers.

•

Long-term incentives make up a significant portion of each of our named executive officer’s target compensation and the value of their equity awards is directly linked to the performance of our stock. In addition, as discussed above, a significant portion of executive’s stock grants now vest based on performance metrics, rather than just vesting over time. For example, in fiscal 2009, 50% of our executives’ stock grants were time-based RSUs, with the other 50% being time-based SARs. In fiscal years 2010 and 2011, equity grants were changed to include both time-based and performance-based grants, and in fiscal year 2011, between 80% to 84% of the total targeted equity compensation was performance-based.

•	Based on our analysis of the overall economy and our review of competitive positioning, we gave only 2% to 3.5% salary increases for fiscal year 2010 to our NEOs.

Compensation Programs Objectives and Philosophy

The Compensation Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate strategic and financial objectives. The Compensation Committee believes that an executive compensation program can send powerful messages about expected behaviors and results. We believe that:

•	Leadership’s decisions and behaviors drive our performance results;

•	An accountability-oriented performance management and development system is essential to align executive behaviors with key performance metrics; and

•

Our executive compensation program is a critical part of our accountability-oriented system, both influencing executive behaviors around key performance metrics and fostering a high-performance culture.

In furtherance of these beliefs, our executive compensation program is founded on the following:

•

To be reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, and balancing our need for talent with the need to maintain reasonable compensation costs.

•	To be designed to attract, motivate, and retain executive talent willing to commit to building long-term stockholder value.

•	To encourage executive decision-making in alignment with our business strategy and to focus executives’ efforts on the performance metrics that drive stockholder value.

•	To reinforce the desired behaviors of meeting and/or exceeding performance targets by rewarding superior performance, and differentiating rewards based on the performance level achieved.

•

To establish a pay-for-performance-oriented system that considers our performance and pay in the context of peer performance and pay, with the philosophy that Company performance in the upper tier relative to our peer group merits higher levels of compensation and conversely, underperformance relative to our peer group merits lower levels of compensation.

Our Compensation Committee

Our Compensation Committee is currently comprised of five directors, all of whom are non-employee directors and four of whom are independent. From March 2010 to August 2011, our Compensation Committee was comprised of either three or four directors, all of whom were independent and non-employee directors. Although our Board has determined not to treat one member of our Compensation Committee as independent, all compensation decisions that are subject to the independence requirements were ratified or approved by either a special committee of the Compensation Committee comprised solely of the independent, non-employee directors on the Compensation Committee, which we refer to as the Special Compensation Committee, or a majority of the independent, non-employee directors on our Board. As used in this Compensation Discussion and Analysis, all approvals or recommendations by the Compensation Committee included the approval or recommendation by the Special Compensation Committee or a majority of the independent, non-employee directors on the Board where so required.

The Compensation Committee is responsible for developing and monitoring compensation arrangements for our executives (including determining the compensation of our named executive officers), administering our equity incentive plans (including reviewing and approving grants to executive officers) and other compensation plans, as well as performing other activities and functions related to executive compensation as may be assigned from time to time by the Board.

Role of Chief Executive Officer in Compensation Decisions

Our CEO annually reviews the performance of each of his direct reports, whom we refer to as executives, including each of our NEOs, relative to individual and corporate annual performance goals established for the year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any compensation recommendations relating to executives that were made by our CEO and approves all compensation decisions for our executives. The Board as a whole performs the annual review of our CEO and the Compensation Committee approves all compensation decisions for our CEO. In addition to Compensation Committee approval, the independent members of our Board approve all compensation decisions for our CEO.

Setting Executive Compensation

Peer Group Comparison

We believe that external comparisons for compensation-setting purposes should be primarily against companies which fairly represent the potential market for executive talent at the Company and that are consistent with the business and market challenges that we face. To attract and retain the most qualified executives, we seek to offer a total compensation package competitive with companies in our “peer group,” which, when making 2011 compensation decisions in fiscal year 2010 consisted of:

•	Atheros Communications

•	Atmel Corp.

•	Benchmark Electronics, Inc.

•	CTS Corp.

•	Coherent Inc.

•	Fairchild Semiconductor Intl

•	International Rectifier Corp.

•	Methode Electronics Inc.

•	Microsemi Corp.

•	Molex, Inc.

•	Nam Tai Electronics

•	Omnivision Technologies

•	Photronics, Inc.

•	Plexus Corp.

•	Radisys Corp.

•	RF Micro Devices

•	Rogers Corp.

•	Sanmina-SCI Corp.

•	Smart Modular Technologies

•	TTM Technologies, Inc.

•	Vishay Intertechnology

While none of the companies in our peer group are our industry competitors, all are technology companies with which we reasonably compete for executive talent. Several of these companies are, or have divisions which have similar contract manufacturing business models to us or use high-volume manufacturing in the course of their business. Many of our competitors are foreign based (and therefore do not disclose executive compensation information in the same manner as U.S. publicly traded companies) and/or consist of mixed business models and do not disclose performance data for business units similar to ours. Therefore, we have determined that it is necessary to use a peer group that is comprised largely of U.S.-based technology companies that are practical proxies for competitors for talent, as well as reasonable proxies for market performance.

Our Compensation Committee reviews the peer group on an annual basis to ensure continued appropriateness of each company in the group and the group as a whole, and in fiscal 2011 ratified the same list of peer group companies for making 2012 compensation decisions. The Compensation Committee believes that generally, our peer group should be made up of companies which are classified in either the same Global Industry Classification Standard (GICS) code as us, or a closely related GICS code, with revenue and market capitalization of approximately one-third to three times our revenue and market capitalization. Further, the Compensation Committee believes that our revenue should approximate the median revenue of the industry peer group and our market capitalization should be positioned between the 25th and 75th percentile of the peer group.

Ongoing Review of Compensation Trends

In general, the Compensation Committee’s practice is to review general industry trends in executive compensation, and additionally to review peer group compensation practices and compensation levels during the course of the year prior to actually establishing annual compensation packages for our executives. Approval of executive compensation is made in the first quarter of each new fiscal year. This process allows the Compensation Committee to consider data regarding our financial performance during the prior year in its analysis, to conduct an assessment of the executives’ contribution to our overall performance, and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then utilizes this aggregation of information to establish annual base compensation, performance-based incentive bonus awards and equity grants (both time and performance-based).

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market. Beginning in 2010, and as it related to the process for developing executive compensation for 2011, the Compensation Committee engaged Compensia as its independent compensation consultant. Compensia has not been engaged by the Company previously and does not perform any services for the Company. The work performed by Compensia is entirely under the direction of the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant.

Executive Compensation Components

The components of named executive officer compensation consist of base salary; short-term performance-based incentive compensation (cash bonus); long-term incentive compensation, consisting of both time-based equity awards (RSUs and SARs) and performance-based equity awards; and other minimal perquisites and benefits, which are discussed separately below.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward ongoing services, demonstrated experience, skills and competencies relative to the market value of the job.

Targeted around the 50th percentile of market practice but varies based on unique market demands, hiring needs, experience and other factors

Adjustments are considered annually based on individual performance, level of pay relative to our peer group and the market, and internal pay equity.

Short-Term Performance-Based Incentive Compensation (Cash Bonus)

Rewards annual corporate performance and achievement of strategic goals.

Aligns NEO’s interests with those of our stockholders by promoting strong annual results through sales and revenue growth and operating efficiencies.

Annual incentive payments are cash awards based on financial targets (net revenue, net income and cash conversion cycle in fiscal year 2011), as adjusted for unusual or non-recurring items.

Target cash bonuses for the NEOs are:

•    CEO – 100% of his salary;

•    CFO – 55% of his salary; and

•    Other NEO’s – 50% of their respective salaries.

	Retains NEOs by providing market-competitive compensation.	Awards are formula-based, although the Compensation Committee can exercise discretionary adjustments (downward only).

Long-Term Time-Based Incentive Compensation (Equity Awards)

Aligns NEOs’ interests with long-term stockholder interests by linking part of each NEO’s compensation to long-term corporate performance as reflected in equity values.

Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.

Retention of NEOs through multi-year vesting of equity grants.

Targeted at a level that will provide total direct compensation (base salary + annual incentive + equity awards) approximating the 50th percentile of the relevant market practice, though the target may range between the 25th and 75th percentile depending upon various factors.

Uses different equity types, RSUs and SARs. In fiscal year 2011, 35% of the grant value was made in RSUs, with 65% being in SARs, thus strengthening the link between executive compensation and stockholder value. (Note: RSUs directly track stockholder value and may go up or down in value. SARs only have value if stockholder value increases from the original grant value).

Awards granted in fiscal year 2011 vest in increments over a three year period.

Compensation Element	Objectives	Key Features
Long-Term Performance-Based Incentive Compensation (Equity Awards)	Same objectives as time-based equity incentive awards above, but with additional objective of rewarding achievement of long-term corporate strategic objectives.

Uses restricted stock units that vest based on achievement of corporate performance metrics over multi-year periods. The vesting metrics for grants made for fiscal year 2011 included average net income as a percentage of revenue for 2011–2013 as the gating item, and then net revenue for 2013, three year total stockholder return relative to the Russell 2000 Index at the end of 2013 and average ROIC for 2011-2013.

Awards vest at the end of the performance period.

Other Benefits/Perquisites	To provide additional competitive benefits such as insurance and retirement savings plans to our NEOs.

NEOs are offered:

•    A reasonable Section 401(k) plan in which executives may participate at the same benefit level as all other U.S.-based employees;

•    The same medical, dental and vision plans as other similarly located employees (with the premiums covered by the Company);

•    Long-term disability, life and AD&D plans (with the premiums covered the Company);

•    An auto allowance of $12,000 a year; and

•    Financial planning services in an amount of $5,000 per year.

Effective as of January 1, 2012, executives based in the U.S. no longer receive an auto allowance. Executives based outside the U.S. may continue to receive car and driver benefits customary for the location in which they work.

Mix of Compensation Elements

The Compensation Committee strives to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives. To achieve this, the Compensation Committee generally considers that total compensation targeted at the 50th percentile of our peer group to be appropriate, though the compensation may range between the 25th and 75th percentile for any individual executive or all executives as a group depending upon our performance, individual performance and experience level, individual expertise, level of responsibility and tenure with us, general economic conditions and other factors. Generally, executives that are new to their positions would be targeted below the 50th percentile and those with significant demonstrated experience and capability would be targeted above the 50th percentile. In the recent past, the compensation offered to our executives has been below the compensation for individuals in comparable positions at other companies in our peer group with respect to both individual elements of compensation and total compensation. Beginning in fiscal year 2008, in consideration of our rapid growth and profitability, as well as competition for executive talent, the Compensation Committee increased compensation for our executives to bring their compensation closer to market practice.

The Compensation Committee structures compensation such that a significant portion of our executive compensation is variable and incentive-based and tied directly to our performance. For example, in fiscal year

2011, between 62 and 77% of NEO target compensation was incentive compensation, and the same is true for fiscal year 2012. In establishing the mix of these different compensation elements, the Compensation Committee considers the mix for such compensation elements as used by our peer and industry groups, as well as the unique circumstances of the Company. Long-term incentive opportunities will generally be greater than annual incentive levels in order to focus executives on long-term, sustainable value creation. For example, in fiscal year 2011, between 71% and 77% of total NEO target incentive compensation constituted long-term opportunities, and again, the same is true for fiscal year 2012.

Base Salary

Executive Officer Salaries

The Compensation Committee conducts an annual review of the base salary of each named executive officer and sets the salary level of each executive officer on a case-by-case basis, taking into account the salaries paid to comparable executives in our peer group and in market surveys, the individual’s level of responsibilities and performance, hiring needs, unique market demands and experience level. The Compensation Committee begins by reviewing the base salaries recommended by our CEO for our executives, as well as a competitive assessment of our executive pay relative to market information, including compensation data from our peer group and industry data compiled by the Compensation Committee’s compensation consultant from a variety of high technology companies (“industry data”). In addition, the Compensation Committee is provided with a financial assessment of the Company relative to our peer group to facilitate a pay-for-performance comparison versus our peers.

We set salaries on a calendar, rather than fiscal, year basis. In November 2010, the Compensation Committee approved base salaries for calendar year 2011 for our named executive officers as follows:

•	Mr. Meshgin, $589,888 (increased from $575,700 in calendar year 2010);

•	Mr. Liguori, $355,470 (increased from $348,500 in calendar year 2010);

•	Ms. Besnard, $285,039 (increased from $275,400 in calendar year 2010).

•	Mr. Jin, $338,250 (increased from $330,000 in calendar year 2010); and

•	Mr. Lee, $287,513 (increased from $281,875 in calendar year 2010).

Short-Term Performance-Based Incentive Compensation

Executive Officer Incentives

Generally, our named executive officers are eligible to receive non-equity (cash) incentive compensation (“bonuses”) on an annual basis. The Compensation Committee believes that a significant portion of executive officer compensation should be contingent upon our performance in order to motivate our executives to meet the business and financial objectives of the Company. Accordingly, the Compensation Committee approves an incentive program at the beginning of each fiscal year, under the portion of the 2004 Plan that has been qualified to comply with the “performance-based compensation” exception of Section 162(m) of the Code. In adopting the incentive program, the Compensation Committee specifies the applicable performance metrics and method for calculating each named executive officers’ bonus for such fiscal year. Following the close of such fiscal year, the Compensation Committee reviews the performance of the Company versus the approved metrics, and based upon such review, approves the named executive officer bonuses for the year. Under the terms of our incentive program for fiscal year 2011, the Compensation Committee had the discretion to reduce awards that would otherwise be payable to named executive officers, and chose to exercise such discretion as more fully described below.

In setting the fiscal year 2011 target bonus opportunities for our named executive officers, the Compensation Committee noted that the 50th percentile for the Company’s peer group and industry data equated to between 50% and 63% of each executive’s base salary (other than the CEO). In determining the target bonus opportunity for Mr. Meshgin, the Compensation Committee noted that the 50th percentile for the Company’s peer group and industry data equated to 100% of the CEO’s base salary. Taking such information into consideration, the Compensation Committee determined that the target bonus opportunities set forth in the table below were appropriate.

Incentive Structure

For fiscal year 2011, the Compensation Committee based the annual incentive on the Company’s performance against three different metrics: net revenue; net income, after taxes; and cash conversion cycle. The specific target for each metric was consistent with or harder to achieve than the annual business plan as approved by our Board for fiscal year 2011. Net revenue was selected as a metric because our Compensation Committee believes that long-term success is dependent upon revenue growth and, therefore, the achievement of revenue targets is to be motivated. Net income was selected as a metric because revenue growth without profitability is not a desired outcome and profitability is a key driver of stockholder value improvement. The cash conversion cycle metric was selected because it measures the efficient use of working capital, is strongly influenced by management action and can reasonably be forecasted and targeted in an annual timeframe. No bonus was payable under the incentive program if a minimum threshold for net income was not met. The portion of annual incentive compensation to be determined by each metric was set by the Compensation Committee to achieve a reasonable balance among the metrics.

The following table sets forth the fiscal year 2011 “On Plan” target bonus opportunity for each named executive officer and the percentage of each named executive officer’s bonus opportunity that was tied to each financial metric:

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Net Revenue	Percentage of Bonus tied to Net Income (after tax)	Percentage of Bonus tied to Cash Conversion Cycle
Reza Meshgin	$589,888	100%	40%	40%	20%
Tom Liguori	$195,509	55%	40%	40%	20%
Christine Besnard	$142,520	50%	40%	40%	20%
Lane Jin	$169,125	50%	40%	40%	20%
Thomas Lee	$143,756	50%	40%	40%	20%

The following table sets forth the minimum threshold for each specified financial metric and the portion of the bonus attributable to each metric that is payable at the minimum threshold:

Financial Metric	Minimum Threshold	Portion Earned at Minimum Threshold
Net Revenue	86% of targeted metric	50%
Net Income	50% of targeted metric	0%
Cash Conversion Cycle	33% over targeted metric	0%

At 100% “On Plan” achievement, the 2011 annual incentive program was structured to pay out 100% of the targeted incentive for the net income and the cash conversion cycle metrics, and 110% of the targeted incentive for the net revenue metric. The Compensation Committee decided to increase the payout above 100% for achievement of the net revenue metric due to the ambitious target set by the program for such metric. For below “On Plan” performance, the payout is reduced in accordance with a linear formula, and for above “On Plan” performance, the payout is increased in the same manner, subject to the limitations set forth below. Payouts are thereby tied to the performance of the Company. Performance against each metric is calculated and the payout is determined independently, except that above “On Plan” payouts could not be earned unless the Company earned net income of at least the targeted percentage to net revenue. This gating requirement was established to ensure that revenue growth was not pursued at the expense of profitability.

All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year (which was ten percent of our net income) and the maximum bonus that could be earned by any named executive officer was 250% of his or her target bonus opportunity.

Pursuant to the provisions of our incentive program, the performance metrics were to be calculated as reported in the annual financial statements included in our Annual Report on Form 10-K for fiscal year 2011, but excluding the effect of: any asset write-down; litigation or claim judgment or settlement; the effect of any change in tax laws, accounting principles, or other laws or provisions affecting net income after taxes; any effect of a reorganization or restructuring; any extraordinary nonrecurring item (as defined for purposes of generally accepted accounting principles); any effect of acquisitions or divestitures; and any foreign exchange loss or gain, in each case, occurring after the establishment of the performance goals; provided, however, that the reversal of any accrued bonus or equity compensation expenses that are reversed during the bonus period were to be included in the calculation of the performance goal. Cash conversion cycle was to be determined by our CFO in accordance with generally accepted accounting principles and certified by the Compensation Committee at the close of fiscal year 2011.

These potential adjustments to “as reported” results were established in order to help ensure that events outside executive management control were not unduly beneficial or detrimental to the executives from a compensation perspective, and to further guard against the structure of the incentive program discouraging executive actions that would be in stockholder interests but which might adversely impact annual incentive payouts. For example, asset write-downs might have to be taken because of accounting rules coupled with major declines in market valuations driven by outside forces. The asset write-downs, in turn, reduce net income, yet, most likely have nothing to do with Company or executive performance. In all of these scenarios, the Compensation Committee evaluates each relevant adjustment to verify that it meets the intent of this provision of the incentive program. Further, the annual bonus pool limitation on executive incentive compensation provides an added layer of protection to stockholders to ensure that adjustments do not unduly benefit executives when real profits are at low levels.

In fiscal year 2011, approximately $6.5 million in positive adjustments to net income would have been made pursuant to this provision of the incentive program, resulting in higher net income than reported for financial statement purposes. However, the Compensation Committee reviewed each of the adjustments and determined to exclude approximately $2.6 million of such positive adjustments for various reasons. In addition, the Compensation Committee determined to exclude the stock compensation reversal which occurred during fiscal year 2011 of approximately $900,000, as it felt management should not benefit from the reversal of expenses resulting from the determination that certain performance metrics for the Company’s performance based RSUs were not probable to vest. Both of these actions resulted in lower payouts to our named executive officers than were called for by the incentive program.

The Company achieved financial performance levels for each of the metrics for fiscal year 2011 that were within the range for incentive payouts, and therefore, the following bonuses were paid to our named executive officers for fiscal year 2011:

Name	Total Bonus Paid
Reza Meshgin	$430,146
Tom Liguori	$142,565
Christine Besnard	$103,925
Lance Jin	$123,326
Thomas Lee	$104,827

Long-Term Incentive Awards

The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock aligns the interests of our executive officers with those of our stockholders and promotes retention of key personnel, which is also in the best interest of our stockholders.

Awards made to our CEO and other named executive officers are approved by the Compensation Committee, and in the case of our CEO, are also recommended to the independent members of our Board for ratification. The Compensation Committee views equity awards as long term incentive opportunities because they typically vest over multiple-year periods, and their vested value is therefore dependent on our longer-term performance. In making equity awards, the Compensation Committee considers the percentage of Company equity represented by the grant and compares this to peer company equity usage rates (burn rates). The Compensation Committee generally has kept the burn rates in granting equity awards well below those of its peer companies.

Time-Based Equity Awards

In November 2010, the Compensation Committee granted RSUs and SARs to our named executive officers. In determining the sizes of the awards, the Compensation Committee noted that the award sizes being considered by the Compensation Committee for the time-based equity awards were either between the 25th and 50th percentile as compared to the long-term incentive awards made to executives in comparable position for the Company’s peer group companies, or below the 25th percentile (in the case of Messrs. Meshgin and Liguori), but determined that this was at least partially a function of comparing just time-based awards for the Company to all equity awards (performance and time-based) for the Company’s peers. The Compensation Committee determined it was appropriate to allocate shares intended for time-based awards between RSUs and SARs so as to accomplish two goals: retention (in the case of time-based RSUs) and to focus executives’ efforts on the performance metrics that drive stockholder value (in the case of SARs). Each of the RSU and SAR awards vest in equal annual installments over a three-year period, on November 15 of 2011, 2012 and 2013.

Performance-Based Equity Awards

In November 2010, the Compensation Committee also granted performance-based RSUs, or PRSUs, to our named executive officers. The purpose of the PRSU awards was to motivate and reward the achievement of specific long-term corporate strategic objectives, which in this instance were established as profitably diversifying and growing the business, while not sacrificing the underlying base business. The performance period for the PRSUs covers fiscal years 2011 through 2013, and the PRSUs vest upon attainment of the following:

•	First, the “Gating Item” of:

¡	the Company achieving a minimum specified average net income, after taxes and as a percentage of revenue, over fiscal years 2011, 2012 and 2013.

•	If the Gating Item is met, then 1/3 of the PRSUs vest based on the achievement of each of the following, which we refer to as the Vesting Metrics:

¡	in fiscal year 2013, the Company achieves a minimum specified net revenue and exceeds net revenue from fiscal year 2012;

¡	at the end of fiscal year 2013, the Company’s three year total shareholder return equals or exceeds the total shareholder return of the Russell 2000 Index for the same period; and

¡	the average ROIC for fiscal years 2011 through 2013 equals or exceeds a specified percentage.

In granting the PRSUs to our named executive officers, the Compensation Committee noted that while the PRSU awards, together with their time-based RSU and SAR awards, would establish targeted incentive compensation above the 50th percentile for each of the named executive officers as compared to our peer group and industry data, the plan was an ambitious one that the Compensation Committee believed would be difficult to achieve. If achieved, the Compensation Committee believed this would strongly benefit stockholders which, in turn, would support the higher payouts.

The total number of equity awards (RSUs, SARs and PRSUs) granted for fiscal year 2011 as described above is reflected in the following table (the PRSU share amounts represent the target award, assuming all metrics are achieved):

	RSU Value ($)(1)	Total RSU grant (#)	PRSU Value ($)(1)	Total PRSU grant (#)	SAR Value ($)(1)	Total SAR grant (#)
Reza Meshgin	$238,815	10,772	$623,850	30,777	$409,042	40,010
Tom Liguori	$95,930	4,327	$281,960	13,910	$164,322	16,073
Christine Besnard	$76,930	3,470	$150,732	7,436	$131,771	12,889
Lance Jin	$91,296	4,118	$268,294	13,236	$156,368	15,295
Thomas Lee	$77,595	3,500	$152,025	7,500	$132,916	13,001

(1)	Value shown is calculated in accordance with ASC Topic 718.

Perquisites

We periodically review the perquisites and other personal benefits that our named executive officers receive. It is the Compensation Committee’s philosophy that perquisites should be minimal in amount and constitute a minor portion of total compensation. As described in the Summary Compensation Table below, our named executive officers are entitled to few benefits that are not otherwise available to all of our employees. In addition, effective as of January 1, 2012, the Compensation Committee has eliminated auto allowances for executives based in the U.S. Executives based outside the U.S. may continue to receive car and driver benefits customary for the location in which they work.

Other Benefits

We believe that benefits should be competitive with other similarly sized companies in our industry and we provide broad-based benefits to our named executive officers and all other employees alike, including health and dental insurance, life and disability insurance and a Section 401(k) plan. Participants in the Section 401(k) plan, including our named executive officers, are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Section 401(k) plan investment options do not include our Common Stock. In addition, we currently provide matching contributions for the participants in the Section 401(k) plan, including our named executive officers.

Compensation for Fiscal Year 2012

Base Salaries

The Compensation Committee has approved increases of between 5.5% and a little over 7% in the base salaries for our named executive officers for calendar year 2012. In approving these increases, the Compensation Committee consulted with its independent consultant Compensia, and considered the individual performance of the executives, the size of raises in our executives’ salaries over the past two years, the elimination of the car allowance as a perquisite, and the executives’ compensation as compared to the 50th percentile of the peer group and survey data compiled by Compensia. In addition, in setting 2012 executive compensation in general, the Compensation Committee considered that our most recent stockholder advisory vote on executive compensation had approved our executive compensation practices and, therefore, the Compensation Committee did not feel major changes were required to our executive compensation practices.

Performance-Based Annual Incentives

Our Compensation Committee has approved an annual incentive program for fiscal year 2012, based upon achievement of three performance metrics: net revenue, net income after taxes and cash conversation cycle. The specific target for each metric was consistent with the annual business plan as approved by our Board for fiscal year 2012. Net revenue, net income and cash conversion cycle were selected as metrics again in the 2012 incentive program for the same reasons as discussed above for the 2011 program. No bonus is payable under the program if a minimum threshold for net income is not met.

At 100% “On Plan” achievement, the 2012 annual incentive program will pay out 100% of the targeted incentive for each of the net revenue, net income and cash conversion cycle metrics. For below “On Plan” performance, the payout is reduced in accordance with a linear formula, and for above “On Plan” performance, the payout is increased in the same manner. Payouts are thereby tied to the performance of the Company. The other general terms of the incentive program, including calculation of the metrics, items excluded in the calculations, maximums and limiters are generally the same as the 2011 annual incentive program.

The following table sets forth the fiscal year 2012 “On Plan” target bonus opportunity for each named executive officer and the percentage of each named executive officer’s bonus opportunity that is tied to each financial metric:

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Net Revenue	Percentage of Bonus tied to Net Income (after tax)	Percentage of Bonus tied to Cash Conversion Cycle
Reza Meshgin	$631,382	100%	40%	40%	20%
Tom Liguori	$207,974	55%	40%	40%	20%
Christine Besnard	$151,370	50%	40%	40%	20%
Lance Jin	$178,699	50%	40%	40%	20%
Thomas Lee	$154,069	50%	40%	40%	20%

The following table sets forth the minimum threshold for each specified financial metric and the portion of the bonus attributable to each metric that is payable at the minimum threshold:

Financial Metric	Minimum Threshold	Portion Earned at Minimum Threshold
Net Revenue	87% of targeted metric	0%
Net Income	57% of targeted metric	0%
Cash Conversion Cycle	19% over targeted metric	0%

Long-Term Incentive Compensation

In November 2011, the Compensation Committee granted annual equity awards to our named executive officers and other employees for fiscal year 2012. In making awards to our named executive officers, the Compensation Committee elected, in the same general manner as in 2011, to use a combination of time-based RSUs and SARs and performance-based restricted stock units. The time-based RSUs and SARs vest over a three year period, with one-third of the grant vesting in each of November 2012, 2013 and 2014.

The performance period for the PRSUs granted for fiscal year 2012 covers fiscal years 2012 through 2014. The PRSUs are broken into two grants: (1) the Base Grant and (2) the Kicker Grant. The Base Grant is split and vests as follows:

•

Revenue Shares: 30% of the Base Grant vests upon achievement of specified revenue goals for fiscal year 2014; with 50% of such shares vesting upon attainment of specified minimum revenue, 100% vesting upon attainment of specified target revenue, and between 50% and 100% vesting on a linear basis between the minimum and target;

•

Net Income Shares: 30% of the Base Grant vests upon achievement of specified net income goals for fiscal year 2014; with 50% of such shares vesting upon attainment of specified minimum net income after taxes, 100% vesting upon attainment of specified target net income after taxes, and between 50% and 100% vesting on a linear basis between the minimum and target; and

•

ROIC Shares: 40% of the Base Grant vests upon achievement of specified average ROIC goals for fiscal years 2012 through 2014; with 50% of such shares vesting upon attainment of specified minimum ROIC, 100% vesting upon attainment of specified target ROIC, and between 50% and 100% vesting on a linear basis between the minimum and target.

The size of the Kicker Grant is equal to 10% of the total Base Grant and the Kicker Grant vests based upon the attainment of certain customer diversification goals at the end of fiscal year 2014.

The total number of equity awards (RSUs, SARs and PRSUs) granted for fiscal year 2012 as described above is reflected in the following table (the PRSU share amounts represent the target award, assuming all metrics are achieved):

	RSU Value ($)(1)	Total RSU grant (#)	PRSU Value ($)(1)	Total PRSU grant (#)	SAR Value ($)(1)	Total SAR grant (#)
Reza Meshgin	$360,735	18,358	$708,579	36,060	$399,176	55,074
Tom Liguori	$154,311	7,853	$297,069	15,118	$142,300	19,633
Christine Besnard	$123,540	6,287	$186,852	9,509	$79,750	11,003
Lance Jin	$145,862	7,423	$320,885	16,330	$107,597	14,845
Thomas Lee	$125,760	6,400	$207,484	10,559	$92,767	12,799

(1)	Value shown is calculated in accordance with ASC Topic 718.

Consistent with past fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation of our named executive officers relative to our peer group and market data.

Equity Ownership Guidelines and Hedging Policy

To further align the interests of our management with those of our stockholders, the Compensation Committee has approved guidelines that require each Executive (as defined below) to maintain certain stock ownership levels. As used in these equity ownership guidelines and the compensation recovery policy described below, “Executive” means any Vice President level employee or above. The following ownership guidelines became effective for Executives in fiscal year 2010:

•	CEO – stock value equal to two and a half times annual base salary

•	CFO – stock value equal to one and three quarters times annual base salary

•	Other executives – stock value equal to one time annual base salary

Executives are expected to achieve the guideline level within five years of the guideline first becoming applicable to an Executive. The following types of ownership will be counted towards satisfying the guideline: shares owned directly by the Executive and shares owned by immediate family members. The guidelines also prohibit an Executive from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any Executive in the event of a financial emergency or undue hardship for the Executive or in the event that general economic conditions result in significant stock value changes over a very short period.

Until such time as an Executive has attained their guideline holding level, the Executive is expected to retain at least 60% of all vested equity, net of taxes.

Compensation Recovery Policy

In the event of a material misstatement of our financial results that requires us to restate all or a portion of our financial statements, our Board may, in its sole discretion and subject to applicable law and regulations, require an Executive to reimburse the Company for the difference between any performance awards paid to the Executive based on achievement of financial results that were subsequently restated and the amount the Executive would have earned under such awards based on the restated financial results (as well as any such other amounts as may be required by law or regulation).

Tax Considerations

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Section 162(m) provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. We do not expect that the non-exempt compensation to be paid to any of our executive officers for fiscal year 2011 as calculated for purposes of Section 162(m) will exceed the $1 million limit. However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Compensation as it Relates to Risk

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management and the Compensation Committee assessed our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the contribution of the programs and their risks to our strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout, including applicable compensation recovery policies.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements are compatible with effective internal controls and the risk management practices of the Company and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation programs.

Summary Compensation Table

The following table discloses the compensation paid to or earned from us during each of the years ended September 30, 2011, 2010 and 2009 by our named executive officers (i.e., our CEO, CFO and our three other most highly paid executive officers, including such persons who met the foregoing criteria, during, but not at the end, of the fiscal year ended September 30, 2011):

2011 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Stock Awards(3) ($)	Option Award(s)(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2011	$586,068		$921,141	$409,042	$430,146	$35,466	(6)	$2,381,864
President and Chief Executive Officer	2010	$575,700		$1,163,994	$537,165	$409,087	$37,163		$2,723,109
	2009	$570,000		$387,457	$357,040	$601,113	$36,209		$1,951,819

Tom Liguori,	2011	$349,492		$404,314	$164,322	$142,565	$160,205	(7)	$1,220,898
Executive Vice President and Chief Financial Officer	2010	$348,500		$504,533	$216,779	$136,202	$37,081		$1,243,095
	2009	$340,000		$124,956	$115,154	$239,039	$28,843		$847,992

Thomas Lee,	2011	$285,995		$243,870	$132,916	$104,827	$38,317	(8)	$805,924
Executive Vice President of Operations	2010	$281,875		$379,925	$175,339	$106,745	$36,361		$980,245
	2009	$275,000		$99,956	$92,131	$206,365	$34,403		$707,855

Christine Besnard,	2011	$169,466	(2)	$241,786	$131,771	$103,925	$43,786	(9)	$690,733
Executive Vice President, General Counsel and Secretary	2010	$165,240	(2)	$274,968	$171,308	$99,060	$39,187		$749,763
	2009	$162,000	(2)	$74,984	$69,097	$184,799	$33,229		$524,109

Lance Jin(11),	2011	$337,330		$384,738	$156,368	$133,083	$86,541	(10)	$1,098,061
Executive Vice President and Managing Director of MFLEX China

(1)	We review base salaries on calendar year basis, and thus, the amounts set forth under the column “Salary” are the base salaries paid to the named executive officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for 2011 is the base salary for January 1, 2011 – December 31, 2011, although a different base salary was in effect for the first quarter of the fiscal year).
(2)	Represents the annual salary for calendar years 2011, 2010 and 2009 of $285,039, $275,400 and $270,000, respectively, at full-time, with adjustment for Ms. Besnard’s part-time schedule.
(3)	Stock Awards represent the grant date fair value related to RSUs and PRSUs that have been granted as a component of long-term incentive compensation. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2011, which appear in our Annual Report on Form 10-K that we filed with the SEC on November 14, 2011. We granted PRSUs in fiscal years 2011 and 2010 and have included the values of the award at the grant date assuming that the highest level of performance conditions are achieved.

SEC Rule Change Impact Note: Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award information for 2009 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the SEC disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2009 on a similar basis as the 2011 and 2010 presentations using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards in 2009 differ from the amounts previously reported in our Summary Compensation Table for 2009. As a result, to the extent applicable, each named executive officer’s total compensation amount for 2009 also differs from the amounts previously reported in our Summary Compensation Table for 2009.

(4)	Amounts reflect the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The fair value of each SAR award is estimated on the date of grant using the Black-Scholes option-pricing model. The amounts reported for the fiscal year 2009 do not match the amounts reported in our 2010 proxy statement due to the new reporting requirements adopted by the SEC in late 2009, which require the Company to restate the amounts of these years applying the new grant date fair value methodology. Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2011, which appear in our Annual Report on Form 10-K that we filed with the SEC on November 14, 2011, includes assumptions that we used in the calculation of these amounts.
(5)	Represents non-equity incentive plan compensation (cash bonus) earned for such fiscal year, regardless of the year in which the amount was actually paid (i.e., the fiscal year 2011 non-equity incentive plan compensation was not paid until fiscal year 2012, but is shown under 2011).
(6)	Includes an auto allowance of $12,000, 401(k) Company match of $1,350, medical, dental and vision insurance premiums paid by the Company equal to $18,175, amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance equal to $1,899, and financial planning services equal to $2,000.
(7)	Includes an auto allowance of $12,000, 401(k) Company match of $7,350, medical, dental and vision insurance premiums paid by the Company equal to $11,044, a relocation allowance equal to $127,870, and amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,899.
(8)	Includes an auto allowance of $12,000, 401(k) Company match of $7,436, medical, dental and vision insurance premiums paid by the Company equal to $16,555, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,899, and financial planning services paid for by the Company equal to $385.
(9)	Includes an auto allowance of $12,000, 401(k) Company match of $7,434, medical, dental and vision insurance premiums paid by the Company equal to $18,175, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,251, and financial planning services paid for by the Company equal to $4,884.
(10)	Includes an auto allowance of $9,000, driver and company car provided to Mr. Jin in China in accordance with local custom, which has a value $29,405, 401(k) Company match of $7,231, medical, dental, and vision insurance premiums paid by the Company equal to $16,330, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $2,172, Company-paid housing in Suzhou, China equal to approximately $21,595, and Company-paid utilities of approximately $766 in Suzhou, China. For amounts paid in China in Yuan, we have used an average exchange rate for fiscal year 2011 of 6.5294 Yuan to one U.S. dollar for purposes of this footnote.
(11)	Mr. Jin did not become a named executive officer until fiscal year 2011. Thus, disclosure of prior year compensation is not included.

Grants of Plan-Based Awards

The following table discloses the actual RSU (including PRSU) and SAR awards granted to the named executive officers during the year ended September 30, 2011 and their respective grant date fair values. It also captures potential pay-outs under non-equity incentive plans for fiscal year 2011.

2011 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(6)	All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	All Other Option Awards: Number of Securities Underlying Options (#)(8)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Reza Meshgin	N/A	(5)	$117,978	$613,484	$1,474,720	—	—	—	—	—
	11/15/2010		—	—	—	30,777	—	—	—	$623,850	(9)
	11/15/2010		—	—	—	—	10,772	—	—	$238,815
	11/15/2010		—	—	—	—	—	40,010	$22.17	$409,024	(10)

Tom Liguori	N/A	(5)	$39,102	$203,329	$488,771	—	—	—	—	—
	11/15/2010		—	—	—	13,910	—	—	—	$281,960	(9)
	11/15/2010		—	—	—	—	4,372	—	—	$95,930
	11/15/2010		—	—	—	—	—	16,073	$22.17	$164,322	(10)

Thomas Lee	N/A	(5)	$28,751	$149,507	$359,391	—	—	—	—	—
	11/15/2010		—	—	—	7,500	—	—	—	$152,025	(9)
	11/15/2010		—	—	—	—	3,500	—	—	$77,595
	11/15/2010		—	—	—	—	—	13,001	$22.17	$132,916	(10)

Christine Besnard	N/A	(5)	$28,504	$148,220	$356,299	—	—	—	—	—
	11/15/2010		—	—	—	7,436	—	—	—	$150,732	(9)
	11/15/2010		—	—	—	—	3,470	—	—	$76,930
	11/15/2010		—	—	—	—	—	12,889	$22.17	$131,771	(10)

Lance Jin	N/A	(5)	$33,825	$175,890	$422,813	—	—	—	—	—
	11/15/2010		—	—	—	13,236	—	—	—	$268,294	(9)
	11/15/2010		—	—	—	—	4,118	—	—	$91,296
	11/15/2010		—	—	—	—	—	15,295	$22.17	$156,368	(10)

(1)	The SAR, RSU and PRSU awards shown were approved by a written consent of the Special Compensation Committee on November 15, 2010.
(2)	The threshold represents the amount payable to the named executive officer if 86% of the target for revenue was achieved, 50% of the target for net income was achieved and the target for cash conversion cycle (“CCC”) is not exceeded by more than 33%.
(3)	The target represents the amount payable to the named executive officer if 100% of the specified financial metrics (revenue, net income and CCC) were achieved by us for fiscal 2011.
(4)	Named executive officers could also earn additional cash payments if our revenue, net income or CCC were above the specified target for such metric; provided that net income met the percentage of net income over revenue at the target level of performance. Additional cash payments earned in this way were calculated on the same linear basis as was applied between an intermediate level set by our Board and a specified target level. All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year.
(5)	The award reflected in this row is a cash annual incentive performance award that we granted for the performance period of fiscal year 2011, the material terms of which are described in the Compensation Discussion and Analysis.
(6)	Amounts represent PRSU awards granted under the 2004 Plan. This PRSU grant shall vest only if we achieve a target average net income as a percentage of revenue for fiscal years 2011, 2012 and 2013 (the “Gating Item”). Assuming the Gating Item is met, one-third (1/3) of the PRSUs will vest if we achieve our revenue goal for fiscal year 2013; one-third (1/3) of the PRSUs will vest if, at the end of fiscal year 2013, our three year total shareholder return for fiscal years 2011, 2012, and 2013 meets or exceeds target as compared to the total shareholder return of the Russell 2000 Index; and one-third (1/3) of the PRSUs will vest if the average return on invested capital for fiscal years 2011, 2012 and 2013 meets or exceeds the target. The PRSU grant will expire if it has not vested by June 30, 2014.
(7)	Amounts represent RSU awards granted under the 2004 Plan. This RSU grant is a time-based grant, and one-third (1/3) of the grant shall vest and no longer be subject to forfeiture on each of November 15, 2011, 2012 and 2013, subject to the individual continuing to provide services through such date.

(8)	Amounts represent SAR awards granted under the 2004 Plan. One-third (1/3) of the grant shall vest and no longer be subject to forfeiture on each of November 15, 2011, 2012 and 2013, subject to the individual continuing to provide services through such date.
(9)	We granted PRSUs in fiscal year 2011 and have included the values of the award at the grant date assuming that the highest level of performance conditions are achieved.
(10)	Amount reflects the grant date fair value of the SARs determined in accordance with ASC Topic 718. Footnote 11 to our audited financial statements for the fiscal year ended September 30, 2011, which appears in our Annual Report on Form 10-K filed with the SEC on November 14, 2011, includes assumptions used in the calculation of these amounts.

Outstanding Equity Awards at September 30, 2011

The following table discloses outstanding stock option awards (SARs and options) classified as exercisable and unexercisable as of September 30, 2011 for each of our named executive officers. The table also shows unvested stock awards (RSUs, including PRSUs) as of September 30, 2011 assuming a market value of $19.94 per share (the closing market price of our Common Stock on September 30, 2011).

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Reza Meshgin	85,000	—	$10.00	06/24/2014	90,661	$1,807,780
	—	18,006	$10.76	12/04/2018
	—	15,255	$12.70	12/04/2018
	—	8,847	$21.90	12/04/2018
	—	6,779	$28.58	12/04/2018
	—	43,178	$25.96	11/16/2019
	—	40,010	$22.17	11/15/2020

Tom Liguori	—	5,808	$10.76	12/04/2018	51,238	$1,021,686
	—	4,921	$12.70	12/04/2018
	—	2,853	$21.90	12/04/2018
	—	2,186	$28.58	12/04/2018
	—	17,425	$25.96	11/16/2019
	—	16,073	$22.17	11/15/2020

Thomas Lee	—	4,646	$10.76	12/04/2018	26,475	$527,912
	—	3,937	$12.70	12/04/2018
	—	2,283	$21.90	12/04/2018
	—	1,749	$28.58	12/04/2018
	—	14,094	$25.96	11/16/2019
	—	13,001	$22.17	11/15/2020

Christine Besnard	—	3,485	$10.76	12/04/2018	21,842	$435,529
	—	2,952	$12.70	12/04/2018
	—	1,712	$21.90	12/04/2018
	—	1,312	$28.58	12/04/2018
	—	13,770	$25.96	11/16/2019
	—	12,889	$22.17	11/15/2020

Lance Jin	16,286	—	$10.00	6/24/2014	35,373	$705,338
	—	5,227	$10.76	12/04/2018
	—	4,429	$12.70	12/04/2018
	—	2,568	$21.90	12/04/2018
	—	1,968	$28.58	12/04/2018
	—	16,500	$25.96	11/16/2019
	—	15,295	$22.17	11/15/2020

(1)	Reflects SARs awarded to our named executive officers.
(2)	Reflects RSUs and PRSUs awarded to our named executive officers that had not yet vested as of September 30, 2011.

The following chart summarizes the number of RSUs vesting and PRSUs currently scheduled to vest on each particular date for each named executive officer:

Vesting Date	Reza Meshgin	Tom Liguori	Thomas Lee	Christine Besnard	Lance Jin
November 15, 2011	3,590	1,442	1,166	1,156	1,372
November 16, 2011	3,875	1,564	1,265	1,236	1,481
December 5, 2011	8,149	2,629	2,104	1,579	2,365
February 25, 2012	—	12,500	—	—	—
November 15, 2012	3,591	1,442	1,167	1,157	1,373
November 16, 2012	3,875	1,564	1,265	1,236	1,481
November 30, 2012(1)	33,213	14,744	10,841	6,885	12,692
November 15, 2013	3,591	1,443	1,167	1,157	1,373
November 30, 2013(2)	30,777	13,910	7,500	7,436	13,236

Total	90,661	51,238	26,475	21,842	35,373

(1)	The vesting of these PRSUs on this date are subject to the verification by the Compensation Committee of attainment of the performance metrics which verification is expected to occur on or about November 30, 2012.
(2)	The vesting of these PRSUs on this date are subject to the verification by the Compensation Committee of attainment of the performance metrics which verification is expected to occur on or about November 30, 2013.

The following chart summarizes the number of SARs currently scheduled to vest on each particular date for each named executive officer:

Vesting Date	Reza Meshgin	Tom Liguori	Thomas Lee	Christine Besnard	Lance Jin
November 15, 2011	13,336	5,357	4,333	4,296	5,098
December 5, 2011	48,887	15,768	12,615	9,461	14,192
November 15, 2012	13,337	5,358	4,334	4,296	5,098
November 16, 2012	43,178	17,425	14,094	13,770	16,500
November 15, 2013	13,337	5,358	4,334	4,297	5,099

Total	132,075	49,266	39,710	36,120	45,987

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of RSU awards for each named executive officer during the fiscal year ended September 30, 2011.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Reza Meshgin	—	—	22,022	$525,329
Tom Liguori	—	—	16,690	$454,253
Thomas Lee	—	—	3,365	$78,686
Christine Besnard	—	—	4,811	$113,848
Lance Jin	7,835	$115,537	5,845	$138,365

(1)	The value realized on exercise is based on the difference between the closing sale price on the date of exercise and the exercise price of each option.

(2)	The value realized on vesting is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal year 2011.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal year 2011.

Potential Payments upon Termination and Change in Control

We have not entered into employment agreements with our named executive officers. However, pursuant to the terms of our 2004 Plan at the end of fiscal year 2011, any outstanding awards of RSUs or SARs held by any participant in our 2004 Plan, including our named executive officers, will become vested in full in the event of both (1) the occurrence of certain change in control transactions, and (2) within twelve months following such change in control transaction, the participant’s employment is terminated by the Company without “cause” or by the participant for a “good reason,” in each case as defined in our 2004 Plan as stated as of the end of fiscal year 2011. Also, pursuant to the terms of our 2004 Plan at the end of fiscal year 2011, any outstanding awards of RSUs or SARS fully vest in the event that the Company gives written notice of its intent to delist from Nasdaq, without at the same time relisting on another exchange. The Compensation Committee may also, in its discretion, allow PRSUs to vest upon the triggering events described above.

Potential Benefits Table

The following table provides information as to the amounts that would have been payable to our named executive officers pursuant to the triggering events discussed above. The payments are calculated assuming a termination date as of September 30, 2011, the last day of our previous fiscal year.

Name	Early Vesting of SARs(1)	Early Vesting of RSUs and PRSUs(2)	Total ($)
Reza Meshgin	$275,741	$1,807,780	$2,083,521
Tom Liguori	$88,945	$1,021,686	$1,110,631
Thomas Lee.	$71,154	$527,912	$599,066
Christine Besnard	$53,365	$435,529	$488,894
Lance Jin	$80,050	$705,338	$785,387

(1)	The amount shown represents the value of the otherwise unvested SARs whose vesting would accelerate, determined by the difference between their base amounts and the market price per share, based on our closing stock price of $19.94 per share on September 30, 2011, the last trading date of fiscal year 2011. The table does not reflect stock options and SARSs that are already fully vested as of September 30, 2011. See “Outstanding Equity Awards at Fiscal Year End.”
(2)	The amount shown represents the value of the otherwise unvested RSUs and PRSUs whose vesting would or may accelerate, determined by our closing stock price of $19.94 per share on September 30, 2011, the last trading date of fiscal year 2011. As described above, PRSUs may vest upon the triggering events described above in the discretion of the Compensation Committee.

On January 18, 2012, our Compensation Committee adopted a change in control plan covering each of our named executive officers. The purpose of the change in control plan is to provide our executives with specified compensation and benefits in the event of a change in control and termination of employment under specified circumstances. The terms of each of the change in control agreements will remain in effect for initial terms of two years, with automatic one-year extensions unless a change in control occurs or the plan is terminated by the Company at least 12 months prior to its expiration date.

Participants in the change in control plan will be entitled to specified payments and benefits if (1) a change in control occurs and (2) the participant’s employment is terminated without cause (as defined by the plan) or the participant resigns for good reason (as defined by the plan) within the period that is three months prior to, through twenty-four months following, the change in control. These payments and benefits are:

•	payment of a pro rata bonus based on the executive’s target bonus for the year in which the change in control occurs;

•

a lump sum cash payment equal to 2.5 times for Mr. Meshgin and 1.7 times for each other executive, the sum of (a) the executive’s base salary plus (b) the executive’s target bonus for the year in which the change in control occurs;

•

an additional cash payment equal to 0.5 times for Mr. Meshgin and 0.3 times for each other executive, the sum of (a) the executive’s base salary plus (b) the executive’s target bonus for the year in which the change in control occurs if the executive voluntarily agrees not to compete with the Company, which payment will be made in equal monthly installments over the restricted period subject to the executive’s compliance with the non-compete;

•

payment of continuing healthcare benefits for 36 months for Mr. Meshgin and 24 months for each other executive or until the executive obtains healthcare coverage under another employer’s plan, if earlier; and

•	vesting in full of all of the executive’s then outstanding equity awards.

The change in control plan also generally provides that upon the occurrence of a change in control:

•	all of the executive’s equity awards that are subject to time-based vesting will become fully vested; and

•

all of the executive’s performance-based equity awards, in an amount that would be earned if the applicable performance goals were achieved at 100% of the target level, will be converted into time-based equity awards that will vest upon the earliest of (i) the failure of the acquiring entity to assume the Company’s obligations under the equity awards in connection with the change in control, (ii) the participant’s involuntary termination of employment or (iii) the completion of the award’s original performance period.

If any part of the payments or benefits received by an executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

The change in control plan requires the executive’s continued compliance with non-solicitation covenants for 36 months following Mr. Meshgin’s termination and 24 months following each other executive’s termination, as well as non-disparagement obligations and continued protection of confidential Company information. The executives must also execute a release of claims for the severance payments to be made.

Director Compensation

Although employees of WBL Corporation and its subsidiaries who serve on our Board are entitled to receive the same compensation as other non-employee members of our Board, they have informed us that they are not authorized by WBL Corporation or its subsidiaries to accept monetary payments or equity awards, and thus, we did not make any payments or grant any stock awards in fiscal year 2011 to directors who are employed by WBL Corporation or its subsidiaries, other than for the reimbursement of their expenses in attending our Board meetings.

The Company paid its other non-employee Board members the following fees in fiscal year 2011 related to their service on our Board:

•	annual retainer of $35,000, payable in equal quarterly installments;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•	annual retainer for serving as:

¡	non-executive Chairman of the Board of $60,000;

¡	Audit Committee chairman of $15,000;

¡	Nominating and Corporate Governance Committee chairman of $7,000; and

¡	Compensation Committee chairman of $12,000,

all payable in equal quarterly installments.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total Board meetings scheduled. Additionally, the Company reimburses the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In addition, in the event the Board forms any special or ad hoc committee, non-employee members of such committee are paid meetings fees for meetings actually attended and the chair, if any, is typically paid a retainer in the same amount as the chairman of the Nominating Committee.

In March 2010, our stockholders approved a Board-recommended amendment to the 2004 Plan to change the amount of RSUs automatically granted to our non-employee directors. As amended, the 2004 Plan provides that (i) upon the date of first becoming a member of our Board, a non-employee director will automatically be granted an initial award of a number of RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole unit and (ii) on the first business day immediately after each annual meeting of stockholders, each non-employee director will automatically be granted an award of a number of RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole unit; provided the director served on our Board for at least six months, was not elected to our Board for the first time at such meeting and will continue to serve as a member of our Board following the annual meeting. Both the initial RSU award and each annual RSU award vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU awards and the annual RSU awards will vest in full in the event of a change in control. RSUs are typically settled on the vesting date in shares of Common Stock or cash based on the fair market value of the Common Stock at the time of settlement.

During fiscal year 2011, each of our continuing non-employee directors, except Mr. Tan who was an employee of WBL Corporation, received a non-discretionary, automatic RSU grant for 2,499 shares. Mr. Khaw received an automatic RSU grant of 2,467 shares upon joining our Board in March 2011. Each of our continuing non-employee directors, except Mr. Tan, also received a discretionary RSU grant for 357 shares in March 2011. Mr. Wong received an automatic RSU grant of 3,207 shares and a discretionary RSU grant of 458 shares upon joining our Board in May 2011.

Prior to adoption of the 2010 amendment to the 2004 Plan, the plan provided that (i) upon first becoming a member of our Board a non-employee director was automatically granted an initial RSU award in an amount equal to: $140,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole unit and (ii) immediately after each annual meeting of stockholders, each non-employee director was automatically granted an RSU award in an amount equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole unit; provided the director served on our Board for at least six months, was not elected to our Board for the first time at such meeting and will continue to serve as a member of our Board following the annual meeting. The initial RSU award vested equally over three years, and each annual RSU award vested on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU awards and the annual RSU awards were subject to accelerated vesting in the event of a change in control.

Non-Employee Director Equity Ownership Guidelines

To further align the interests of our non-employee directors with those of our stockholders, the Compensation Committee has approved guidelines that require each non-employee director to maintain certain stock ownership levels. The following ownership guidelines became effective for non-employee directors in fiscal year 2011:

•	stock value equal to three times the annual cash board retainer (excluding any meeting fees or chair retainers)

Prior to fiscal year 2011, non-employee directors were required to hold stock value equal to two and a half time the annual cash board retainer. Non-employee directors are expected to achieve the guideline level within three years of the guideline first becoming applicable to such director. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the director and shares owned by immediate family members. The guidelines also prohibit a director from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any director in the event of a financial emergency or undue hardship for the director or in the event that general economic conditions result in significant stock value changes over a very short period and the guidelines are waived for any director who does not accept stock grants from us. Until such time as a non-employee director has attained their guideline holding level, the director is expected to retain at least 30% of the gross of all equity grants.

The following table discloses certain information concerning the compensation of our non-employee directors for the year ended September 30, 2011:

2011 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kheng-Joo Khaw	$38,958	$78,790	$117,748
Philippe Lemaitre	$103,000	$77,512	$180,512
Linda Y.C. Lim, Ph.D.	$61,500	$77,512	$139,012
Donald Schwanz	$71,000	$77,512	$148,512
Choon Seng Tan	—	—	—
See Meng Wong	$21,931	$79,787	$101,718
Sam Yau	$64,500	$77,512	$142,012

(1)	Calculated on the basis of fees earned during fiscal year 2011.
(2)	Amounts reflect the aggregate grant date fair value calculated in accordance with ASC Topic 718 and with accounting guidance, based on the closing price of our Common Stock on the grant date.

The following table represents the aggregate number of stock and option awards outstanding at the end of fiscal year 2011 for each non-employee director:

Name	Options	Stock (RSUs)
Kheng-Joo Khaw	—	2,824
Philippe Lemaitre	—	6,389
Linda Y.C. Lim, Ph.D.	—	2,856
Donald Schwanz	—	2,856
Choon Seng Tan	—	—
See Meng Wong	—	3,665
Sam Yau	25,000	2,856

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During various times within the 2011 fiscal year, Messrs. Khaw, Schwanz, Wong and Yau and Dr. Lim each served as members of our Compensation Committee. None of the members of the Compensation Committee at any time has been one of our officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

Mr. Choon Seng Tan, a former member of our Compensation Committee, currently serves as Chief Executive Officer of WBL Corporation, whose subsidiaries own a majority of the outstanding Common Stock. As discussed under “Certain Relationships and Related Transactions,” we have several agreements and relationships with WBL Corporation and its affiliated entities.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 9, 2012 as to shares of the Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our Named Executive Officers under “Executive Compensation – Summary Compensation Table,” (iii) each of our current directors, (iv) each of our nominees for director, and (v) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of Common Stock beneficially owned is based on 23,756,817 shares outstanding as of January 9, 2012. In addition, shares issuable pursuant to options, SARs and RSUs which may be exercised or will vest within 60 days of January 9, 2012 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with WBL Corporation Limited(1)	14,817,052	62.4%
Executive Officers, Directors and Director Nominees:
Reza Meshgin(2)	174,696	*
Tom Liguori(3)	31,054	*
Thomas Lee(4)	7,951	*
Christine Besnard(5)	14,481	*
Lance Jin(6)	32,956	*
Kheng-Joo Khaw(7)	2,824	*
Philippe Lemaitre(8)	12,784	*
Linda Y.C. Lim, Ph.D.(9)	16,273	*
Donald Schwanz(10)	17,447	*
Choon Seng Tan	—	*
See Meng Wong(11)	3,665	*
Sam Yau(12)	42,982	*
All current directors and executive officers as a group (12 persons)(13)	357,113	1.5%

*	Less than 1%
(1)	Represents 3,000,000 shares held by United Wearnes Technology Pte Ltd (“United Wearnes”) and 11,817,052 shares held by Wearnes Technology (Private) Limited (“Wearnes Technology”). Wearnes Technology is a 99.97% owned subsidiary of WBL Corporation and United Wearnes is a 60% owned subsidiary of Wearnes Technology. Choon Seng Tan, one of our directors, is the Chief Executive Officer and a director of WBL Corporation. The principal business address for United Wearnes and Wearnes Technology is Wearnes Technology Building, 801 Lorong, 7 Toa Payoh, #07-00 Wearnes Building, Singapore 319319.
(2)	Includes 85,000 shares subject to options that are currently exercisable, 14,442 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, and 75,254 shares held of record.
(3)	Includes 4,659 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, 12,500 shares subject to RSU grants which will vest within 60 days of January 9, 2012, and 13,895 shares held of record.
(4)	Includes 3,727 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, and 4,224 shares held of record.
(5)	Includes 2,795 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, and 11,686 shares held of record.
(6)	Includes 16,286 shares subject to options that are currently exercisable, 4,193 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, and 12,477 shares held of record.
(7)	Consists of 2,824 shares subject to RSU grants which will vest within 60 days of January 9, 2012.
(8)	Consists of 2,856 shares subject to RSU grants which will vest within 60 days of January 9, 2012, and 9,928 shares held of record.
(9)	Includes 13,417 shares held of record by the Linda Yuen-Ching Lim Gosling Trust U/A DTD June 6, 1994, and 2,856 shares subject to RSU grants which will vest within 60 days of January 9, 2012.
(10)	Includes 2,856 shares subject to RSU grants which will vest within 60 days of January 9, 2012, and 14,591 shares held of record.
(11)	Consists of 3,665 shares subject to RSU grants which will vest within 60 days of January 9, 2012.
(12)	Includes 25,000 shares subject to options that are currently exercisable, 2,856 shares subject to RSU grants which will vest within 60 days of January 9, 2012, and 15,126 shares held of record.
(13)	Includes 170,598 shares held of record, 30,413 shares subject to RSU grants which will vest within 60 days of January 9, 2012, 29,816 shares that would vest if SARs that are currently exercisable were exercised as of the Record Date, and 126,286 shares subject to options that are currently exercisable.

EQUITY COMPENSATION PLAN INFORMATION

The following summarizes the Company’s equity compensation plans at September 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)	(b)	(c )
Equity compensation plans approved by security holders	1,149,625	$9.11	1,509,885
Equity compensation plans not approved by security holders	—	—	—
Total	1,149,625	$9.11	1,509,885

(1)	Includes 542,942 shares of Common Stock issuable upon vesting of outstanding RSUs and PRSUs granted under the 2004 Plan.
(2)	Weighted average exercise price of outstanding options and SARs only. The weighted-average exercise price of the outstanding instruments excluding those that can be exercised for no consideration is $17.25.
(3)	Shares available for issuance are from the 2004 Plan. The 2004 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our executive officers, directors and certain other employees. In addition, our executive officers and directors are indemnified under Delaware General Corporation Law and our Bylaws to the fullest extent permitted under Delaware law. We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise.

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” as of January 9, 2012, WBL Corporation and its affiliated entities beneficially owned 62.4% of our outstanding Common Stock. Choon Seng Tan, the Chief Executive Officer of WBL Corporation is a member of our Board.

On October 25, 2005, we entered into an Amended and Restated Stockholders Agreement with WBL Corporation, Wearnes Technology and United Wearnes. The amended agreement provides, among other things, that:

•

The WBL Corporation entities will have the right to approve the appointment of any new chief executive officer or the issuance of securities that would reduce the WBL Corporation entities’ effective stock ownership below a majority of the shares outstanding; and

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WBL Corporation will, for a period of two years and thereafter subject to the parties’ mutual agreement, use reasonable efforts to provide us with access to additional manufacturing facilities and packaging services while our manufacturing facilities are being expanded.

The agreement will terminate when the WBL Corporation entities no longer own at least one-third of the outstanding Common Stock, measured on a fully diluted basis.

On January 6, 2011, Wearnes Global (Suzhou) Co., Ltd., a subsidiary of WBL Corporation (“WGS”), and MFLEX Suzhou Co., Ltd., an indirect subsidiary of the Company (“MFC”) entered into certain agreements whereby MFC shall purchase property located in Suzhou, China, from WGS. MFC had previously leased such property from WGS. The purchase price for such property was RMB 32,313,566 ($5,087,950 at January 9, 2012).

From time to time, we make sales to, and purchases from, WBL Corporation and its affiliates. During the fiscal year ended September 30, 2011, we made sales of $8,000 in products and materials to these entities. As of September 30, 2011, WBL Corporation and its affiliates owed us $0. We also leased certain facilities from WBL Corporation and/or its affiliates in Suzhou, China and Singapore. The aggregate lease payments made to WBL Corporation and its affiliates in fiscal year 2011 was approximately $217,000. We believe that the commercial transactions described above were made or entered into on terms that are no less favorable to us than those we could obtain from unaffiliated third parties.

Management fees may be charged to us by an affiliate of WBL Corporation, pursuant to a Corporate Services Agreement between us and such entity. Under this agreement, we may be billed for services on a time and materials basis. For the year ended September 30, 2011, no services were provided under this agreement.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and discuss with management and the independent auditors any related party transactions which are significant in size or involve terms that would otherwise not likely be negotiated with independent parties, and that are relevant to an understanding of our financial statements. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of our Common Stock;

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any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock;

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any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in our applicable filings with the SEC as required by the SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board on April 12, 2004, as amended from time to time and last amended on May 19, 2011. A copy of the Audit Committee Charter is available on our website at www.mflex.com. The members of the Audit Committee are Messrs. Kheng-Joo Khaw, Philippe Lemaitre (Chairman), Donald Schwanz and Sam Yau, each of whom meets the independence standards established by Nasdaq and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the 2011 Annual Report on Form 10-K with our management and our independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from us.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Kheng-Joo Khaw

Philippe Lemaitre (Chairman)

Donald Schwanz

Sam Yau

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Common Stock are required to report their initial ownership of our Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at our 2013 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which we first mailed our proxy materials for the Annual Meeting in order to be considered for inclusion in our proxy materials for that meeting. The deadline for submitting a stockholder proposal for inclusion in our proxy statement for our 2013 annual meeting of Stockholders is September 28, 2012.

Stockholders that would like to present a proposal at our 2013 annual meeting but do not wish to have it included in our proxy statement must provide timely notice of the proposal in writing to the Secretary of the Company at our principal executive offices and otherwise comply with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Christine Besnard
January 19, 2012	Executive Vice President, General Counsel and Secretary

Our 2011 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 3140 East Coronado Street, Anaheim, California 92806, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of January 9, 2012, the stockholder was entitled to vote at the Annual Meeting.

PROXY

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting March 5, 2012

The undersigned hereby constitutes and appoints Reza Meshgin and Thomas Liguori (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at the Company’s headquarters, 3140 East Coronado Street, Anaheim, California 92806 on Monday, March 5, 2012, at 8:30 a.m. Pacific Standard Time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2012 Proxy Statement and the 2011 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☒	Please mark votes as in this example.

2012 Annual Meeting – March 5, 2012

The Board of Directors recommends a vote FOR all the director nominees listed below, and FOR Proposals 2, 3 and 4.

1.	Election of Directors:
	01 – Philippe Lemaitre	☐ FOR	☐ WITHHOLD
	02 – Donald K. Schwanz	☐ FOR	☐ WITHHOLD
	03 – See Meng Wong	☐ FOR	☐ WITHHOLD

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory vote on executive compensation.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date